Exhibit 10.24

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of September 14, 2005 between Talecris Biotherapeutics Holdings Corporation (the “Company”) and John Hanson (the “Executive”) (together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of Executive’s employment with the Company.

Accordingly, the Parties agree as follows:

1.                                      Employment and Acceptance. The Company shall employ the Executive, and Executive shall accept employment, subject to the terms of this Agreement, beginning on October 10, 2005 (the “Effective Date”).

2.                                      Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue for three (3) years from the Effective Date (“Initial Term”) and shall renew for one two (2) year interval upon written notification by the Board of Directors (“First Renewal Term”) and thereafter for additional one (1) year intervals upon written notification by the Board of Directors. If the Board does not provide such written notification thirty days prior to the expiration of the Term, then the Agreement shall not be extended. If the Board provides such written notification then the Agreement shall be so extended unless the Executive provides written notification to the Board that Executive does not wish to extend the Term. Executive’s written notice of his desire not to extend the Term shall be provided to the Board by sixty (60) days prior to the expiration of the Term or, if the Board has not yet then provided such notification, then by seven (7) days after written notification from the Board. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 2 or Section 5. In the event that the Executive’s employment with the Company terminates for any reason, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3.                                      Duties and Title.

3.1                                Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Executive Vice President and Chief Financial Officer of Talecris Biotherapeutics Holdings Corporation, and shall report directly to the Chief Executive Officer and to any committees of the Board of Directors (the “Board”) as determined in the discretion of the Board.

3.2                                Duties. The Executive will have such authority and responsibilities and will perform such executive duties customarily performed by a Chief Financial Officer of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to Executive by the Chief Executive Officer. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.

4.                                      Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1                                Base Salary. The Company will pay to the Executive an annual base salary of three hundred and twenty-five thousand dollars ($325,000), payable in accordance with the customary payroll practices of the Company (“Base Salary”). Executive’s Base Salary shall be reviewed consistent with the normal merit and pay adjustment cycle for executives. In evaluating adjustments to Executive’s Base Salary, such factors as corporate performance, individual merit, inflation, and other appropriate considerations shall be taken into account.

4.2                                Bonuses. The Executive will be eligible to receive an annual bonus (“Bonus”) under a plan established by the Company in the amount determined by the Board based upon achievement of performance measures derived from the annual business plan presented by management and approved by the Board. The Executive’s target bonus shall be 60% of base salary (the “Target Bonus”), with the actual amount of each Bonus being determined under the Bonus Plan in effect at that time as approved by the Board. In the first performance year, the Bonus shall be prorated for the period of employment and the Executive shall receive such prorated Bonus independent of the Company’s achievement of triggers under the Bonus Plan. In addition, the Executive shall receive a one-time sign-on bonus of $100,000 payable within 30 days of the Effective Date.

4.3                                Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company. The Company agrees to reimburse Executive for the cost of group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) or similar employment gap health insurance for Executive and his spouse and child, grossed up for taxes, until such time as the Executive and his spouse and child are eligible for coverage under the Company’s medical and dental plans.

4.4                                Vacation. The Executive shall be entitled to four (4) weeks of paid vacation. Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5 below. The carry-over and accrual of vacation days shall be in accordance with Company policy.

4.5                                Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.6                                Stock Options. The Executive shall be eligible to participate in the 2005 Stock Option and Incentive Plan established by the Company (the “Equity Incentive Plan”) pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder as determined from time to time by the Board. As of the date of hire Executive will be granted an option under the terms of the Equity Incentive Plan to purchase 52,723 shares of common stock of the Company (which is equal to 0.4% of the fully diluted number of shares of common stock outstanding as of the Effective Date) with a per share exercise price equal to the fair market value as measured by the conversion price of the preferred stock

($11.11/share) that Cerberus and Ampersand paid for such preferred stock at the close of the transaction. The options will vest based upon time and performance requirements. Twenty-five percent (25%) of Executive’s option grant will be based upon a five-year time based vesting schedule, with the initial 5% vesting on April 1, 2006. Another twenty-five percent will vest based upon a 5-year cumulative performance target to be set by the board. The remaining 50% will vest based upon annual performance targets (10% per year). In the event of any conflict between this document and the Equity Incentive Plan, the terms of the Equity Incentive Plan shall govern.

4.6.1                     For avoidance of doubt the time-based options shall vest as if the Executive’s employment commenced on April 1, 2005.

4.7                                Relocation and Temporary Living Expenses.

4.7.1                     Upon submission of appropriate receipts, all reasonable relocation and temporary living expenses, up to a maximum of $125,000, incurred by Executive will be reimbursed by the Company including (but not limited to): relocation assistance fees, realtor and closing costs on the sale of Executive’s primary residence and purchase of a primary residence in North Carolina, traveling to and from RTP until residence is relocated, three family house hunting trips for the Executive and actual moving date, trucking/moving expenses, temporary quarters and car rental until relocated, storage and other reasonable expenses incurred in the normal course of relocation. Taxable relocation expenses will be grossed up to cover Executive’s federal and state income tax liability. In the event Executive is terminated under provision 5.1 within the first two years of employment, Executive must repay to the Company promptly upon termination all such expenses incurred by the Company on a prorated basis relative to the fraction of time employed in the two year period after the Effective Date.

4.7.2                     The Executive is expected to re-locate as soon as reasonably practical. The Executive shall establish a temporary residence in North Carolina no later than Feb 1, 2006 and shall establish a permanent, primary residence in North Carolina no later than July 1, 2006. In the event that such relocation does not occur, Executive shall be considered in breech of this agreement and the Company shall have the right to terminate for cause under provision 5.1.

4.8                                Continuing Professional Education. The Company agrees to pay reasonable costs associated with the continuing education requirements of maintaining the Executive’s professional designation, including related professional organization memberships, as well as seminars to advance the Executive’s skills. Such costs include the reasonable costs of seminars, travel, lodging and meals while attending such functions.

5.                                      Termination of Employment.

5.1                                By the Company for Cause or by the Executive Without Good Reason. If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); or (ii) Executive terminates his employment without Good Reason (as defined below), the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

5.1.1                     the Executive’s accrued but unpaid Base Salary, and benefits set forth in Section 4.3, if any, to the date of termination;

5.1.2                     the Executive’s earned but unpaid bonus, if any, for the performance year prior to termination and only if the Company and not the Executive terminates employment;

5.1.3                     expenses reimbursable under Section 4.5 incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by the Board (or its designee), with respect to conduct during the Executive’s employment with the Company, whether or not committed during the Term, (i) commission of a felony by Executive; (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Executive’s material breach of his obligations under this Agreement; (iv) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction from the Chief Executive Officer that would not otherwise conflict with Executive’s responsibilities or duties or the failure to adequately perform the duties to be performed by Executive under the terms of Section 3.2 of this Agreement or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment; provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) and (ii) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

For the purposes of this Agreement, “Good Reason” means, without the Executive’s consent, (i) a material reduction in the nature or status of Executive’s responsibilities, authority, position or duties; (ii) the Executive’s removal from the position of Chief Financial Officer other than for Cause; (iii) a material adverse reduction in the amount of aggregate compensation provided for herein or failure to pay such compensation; (iv) the Company’s material breach of the Agreement; provided that a suspension of the Executive and the requirement that the Executive not report to work shall not constitute “Good Reason” if the Executive continues to receive the compensation and benefits required by this Agreement or (v) relocation of the Executive’s office more than 50 miles from its location on the Effective Date (vi) the failure by the Company to continue in effect any incentive compensation plan in which the Executive participates unless an equitable alternative compensation arrangement has been provided, except to the extent that participation in such plans has been reduced or eliminated for all other eligible executives; (vii) except as required by law, the failure by the Company to continue to provide Executive with benefits at least as favorable as those enjoyed by Executive under the employee benefit and welfare plans of the Company including, without limitation, profit sharing, life insurance, medical, dental , health and accident , disability, deferred compensation and savings plans commensurate with those generally available to all Executives. Notwithstanding the foregoing, a reduction in the amount of Executive’s aggregate compensation in an amount proportional to such a reduction in the aggregate compensation of other senior executives shall not constitute Good Reason. The Company shall have fifteen (15) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

5.2                                Due to Death or Disability. If: (i) the Executive’s employment terminates due to his death; or (ii) the Company terminates the Executive’s employment with the

Company due to the Executive’s Disability (as defined below) and (i) the Executive honors all applicable provisions of this Agreement following such termination due to Disability, (ii) Executive agrees to make a good faith effort to provide consulting services to the Company as requested by the Company during the severance period at no additional payment or remuneration other than the severance amount stated herein, (iii) Executive or Executive’s legal representative executes, without revoking, a valid release agreement in a form reasonably acceptable to the Company, the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the incremental severance payments set forth in this section 5.2 (in addition to the payments upon termination set forth in Section 5.1):

5.2.1                     the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Executive’s termination, payable in equal monthly installments for twelve (12) months on the last business day of the month;

5.2.2                     payment for accrued unused vacation days, payable in accordance with Company policy

5.2.3                     if the Company achieves the performance objectives for the year in which Executive’s employment is terminated, a pro-rata share of the Bonus in such performance year (based upon the number of days he was employed by the Company in the year in question) at 100% of Target Bonus, payable in the same manner and at the same time as other executives remaining at the Company are paid; and

5.2.4                     the vesting of stock options as set forth in Section 4.2 of Executive’s Stock Option Award Agreement.

For the purposes of this Agreement, “Disability” means a reasonable determination by a physician reasonably acceptable to the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 60 consecutive days; or (ii) 90 days in any one (1) year period.

5.3                                By the Company Without Cause or By the Executive for Good Reason. If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice) or Executive terminates his employment for Good Reason upon at least fifteen (15) days prior written notice, the Executive shall receive the incremental severance payments set forth in this Section 5.3, as described below (in addition to the payments upon termination specified in Section 5.2) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company and provided that the Executive honors all applicable provisions of this Agreement following termination and that Executive agrees to provide consulting services to the Company, upon request, of up to ten (10) hours of Executive’s time per month during this eighteen (18) month time period, at no additional payment or remuneration other than the severance amount stated herein:

5.3.1                     continued Base Salary for the greater of eighteen (18) months after the date of termination or the remainder of the number of months remaining in the then current contract term payable in equal monthly installments on the last business day of the month;

5.3.2                     Bonus payments in an aggregate amount equal to the lesser of the Bonus amount earned by the Executive for the year prior to the calendar year of the Executive’s termination or the Target Bonus, payable in equal monthly installments for twelve (12) months on the last business day of the month following the termination date; and

5.3.3                     reimbursement of the cost of continuation coverage of group health coverage pursuant to COBRA for a maximum of twelve (12) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

5.3.4                     at the end of the fifth fiscal year after the Grant Date, where the Long-Term Objectives are met or exceeded, the portion of the Performance-Based Options allocated to such Long-Term Objectives as defined in the Option Award Agreement shall vest on a pro-rata basis for such part of the five year period that the Grantee is actively employed. The exercise of such options must be completed no later than 90 days after such vesting. (Capitalized terms are per the definitions in the Executive’s Option Award Agreement.)

5.3.5                     the vesting of stock options as set forth in Section 4.1 of Executive’s Stock Option Award Agreement.

5.4                                Termination due to completion of term without renewal. If the contract lapses due to non-renewal by the Company upon expiration of the Initial Term or upon expiration of the First Renewal Term, the Executive or the Executive’s legal representatives (as appropriate) shall be entitled to receive the severance benefits set forth in section 5.3, but specifically excluding the benefits set forth in section 5.3.2.

The Company’s obligation to provide the payments and benefits set forth above in sections 5.2 and 5.3 will immediately cease in the event the Executive engages in conduct constituting a breach of the provision of Sections 5.6 or 6 of this Agreement.

5.5                                Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

5.6                                Non-disparagement. The Company and Executive agree that neither party will not at any time (whether during or after the Term) publish or communicate to any person or entity except in the case of the Executive to his spouse, or in the case of the Company and Executive to legal counsel, any Disparaging (as defined below) remarks, comments or statements concerning the Executive or the Company, Cerberus Capital Management, L.P., Ampersand Ventures, their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.                                      Restrictions and Obligations of the Executive

6.1                                Confidentiality. (a) During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and Proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time for five (5) years thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items, except for those evaluation mechanisms and analytics and similar items which are of prior art or common practice within the Executive’s professional capacity, relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the

Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive’s duties under any employment agreement. (c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which: (i) relate in any manner to the existing or contemplated business, research or activities of the Company; (ii) are suggested by or result from Executive’s work with the Company, or (iii) result from the Executive’s use of the Company’s time, materials, information, employees or facilities even if made or conceived during other than working hours. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same. (d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2                                Non-Solicitation or Hire. During the Term and for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason, the Executive shall not solicit or attempt to solicit or induce, directly or indirectly: (a) any person or entity who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates for any reason, to market, sell or provide to any such person or entity any services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such person or entity for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company); (b) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier; or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates for any reason, to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive or any other person or any entity in competition with the Business of the Company or any of its subsidiaries. () [I will confer with counsel.]

6.3                                Non-Competition. During the Term and following the termination of Executive’s employment with the Company for any reason, Executive, for the greater of eighteen (18) months or the period in which the Company is making payments to the Executive in accordance with sections 5.2 and 5.3 above, shall not, whether individually, as a Director, Manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or its subsidiaries, directly or indirectly organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services which are materially similar to his services provided to the Company under this Agreement for, alone or in association with any person, firm, corporation or business organization, including but not limited to Baxter, CSL, Octapharma, Grifols, Biotest, Kedrion, Kamada and Sanguine or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of the Executive’s termination of employment or within eighteen (18) months of the Executive’s termination of employment in the geographical areas of: (i) Johnston and Wake Counties, North Carolina; (ii) the State of North Carolina; (iii) the states of Pennsylvania, California, New York and Florida; (iv) the United States of America; and (v) any geographic locations where the Company and its subsidiaries engage, in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4                                Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates for any reason, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.5                                Sections 6.1, 6.2, and 6.3 of this Agreement, including each provision within those sections, are independent and severable. In the event that a court of competent jurisdiction finds any provision of Sections 6.1, 6.2, or 6.3 of this Agreement to be overbroad or unenforceable for any reason, Executive and Company hereby specifically agree and request that the court modify each such provision in a manner that will make each such provision enforceable to the maximum extent allowed by law.

7.                                      Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 or 5.3 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 5.6 or 6, the Executive will immediately return to the Protected Parties any such payments previously received under Sections 5.2 and 5.3 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2 and 5.3.

8.                                      Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that: (i) the Company shall only defend but not indemnify or hold Executive harmless from and against an Indemnified Claim in the event there is a final, non-appealable determination that Executive’s liability with respect to such Indemnified Claim resulted from Executive’s gross misconduct or gross negligence; and (ii) in the event that the Executive’s actions, inactions, decisions or directions which gave rise to the Indemnified Claim were outside the scope of his authority or were plainly contrary to instructions provided him by the Board then the Company shall not be obligated to either defend or indemnify Executive for the Indemnified Claim and its responsibilities under this section of the Agreement are null and void.

9.                                      Other Provisions.

9.1                                Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

If the Company, to:

Attn.: General Counsel

P.O. Box 13887

79 TW Alexander Drive

4101 Research Commons

Research Triangle Park

Raleigh, NC 27709

Fax: (919) 316-6669

With copies to:

Mark Neporent

Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Telephone:     (212) 891-2100

Fax:    (212) 891-1540

If the Executive,

to the Executive’s home address reflected in the Company’s records.

9.2                                Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3                                Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4                                Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5                                Governing Law, Dispute Resolution and Venue (a) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. (b) The parties agree irrevocably to submit to the exclusive jurisdiction of the United States Federal District Court of North Carolina, Eastern Division, or if no federal jurisdiction exists, to the state courts located in the city of Raleigh, North Carolina for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to the waiver of a jury trial.

9.6                                Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

9.7                                Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.8                                Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.9                                Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.10                          Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ John Hanson
Name: John Hanson

Talecris Biotherapeutics Holdings Corp

By:	/s/ Lawrence D. Stern
Name: Lawrence D. Stern
Title: Chairman